Exhibit 99.1

January 3, 2012

Imperial Holdings, Inc. Announces New Structured Settlements Purchase Agreement for up to $40 Million

BOCA RATON, Fla.—Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”), a specialty finance company with a focus on providing liquidity solutions on individual life insurance policies and purchasing structured settlement payments, today announced that Washington Square Financial, LLC (“WSF”), a wholly-owned subsidiary of Imperial, entered into a forward purchase and sale agreement to directly sell up to $40.0 million of life contingent structured settlement receivables to Compass Settlements LLC (“Compass”), an entity managed by Beacon Annuity Fund, LP (“Beacon”), the financing counterparty under the Company’s existing life contingent structured settlement receivables facility.

Under the terms of the purchase and sale agreement, and subject to predetermined eligibility criteria and on-going conditions, Compass will commit, in $5.0 million increments, to purchase life contingent structured settlement receivables that WSF will exclusively sell to Compass for a term of twenty-four months. In connection with this arrangement, the Company’s existing life contingent structured settlement facility with Beacon has terminated.

Antony Mitchell, Chairman and CEO of Imperial commented, “We are very pleased to have re-established our relationship with Beacon. This new, mutually beneficial agreement will allow us to begin to sell part of our structured settlement receivables immediately, thereby allowing us to enhance our cash flow and continue to service our valuable customer base.”

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial provides premium finance loans to policyholders for the payment of premiums and purchases life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. domestic insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Imperial’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

Imperial Holdings, Inc.

David Sasso, 561.672.6114

Director- Investor Relations

IR@imperial.com

www.imperial.com